Exhibit 8.3

Blake, Cassels & Graydon LLP
Barristers & Solicitors
Patent & Trade-mark Agents
595 Burrard Street, P.O. Box 49314 Suite 2600, Three Bentall Centre Vancouver BC V7X 1L3 Canada
Tel: 604-631-3300 Fax: 604-631-3309

April 11, 2008

Reference: 97108/7

Seaspan Corporation

Unit 2, 7th Floor, Bupa Centre

141 Connaught Road West

Hong Kong F4 00000

China

Attention: Gerry Wang

Dear Sirs/Mesdames:

Re:	Seaspan Corporation– Registration Statement on Form F-3

We have acted as Canadian tax counsel to Seaspan Corporation (the “Company”), a corporation formed under the laws of the Republic of the Marshall Islands, with respect to certain legal matters in connection with the offer and sale of common shares (the “Common Shares”) pursuant to a Registration Statement on Form F-3 (No. 333-142195) (the “Registration Statement”) and the prospectus (the “Base Prospectus”) included therein, dated April 18, 2007, as supplemented by the prospectus supplement, dated April 10, 2008 (the “Prospectus Supplement”).

In connection therewith, we have reviewed the discussion set forth under the caption “Non-United States Tax Consequences – Canadian Federal Income Tax Consequences” in the Registration Statement (the “Discussion”).

All statements of legal conclusions contained in the Discussion, unless otherwise noted, in our opinion are correct and accurate with respect to the matters set forth therein as of the effective date of the Prospectus Supplement. In addition, we are of the opinion that the Discussion, with respect to those matters as to which no legal conclusions are provided, is an accurate discussion of such Canadian federal income tax matters (except for the representations and statements of fact of the Company, included in the Discussion, as to which we express no opinion).

Blake, Cassels & Graydon LLP is a limited liability partnership under the laws of Ontario

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K of the Company and to the use of our name in the Prospectus Supplement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Yours truly,

/s/ Blake, Cassels & Graydon LLP

Blake, Cassels & Graydon LLP is a limited liability partnership under the laws of Ontario